Exhibit 10.1

March 26, 2012

Laurence Urgenson

Kirkland & Ellis LLP

655 Fifteenth Street, NW

Washington, DC 20005

Asheesh Goel

Ropes & Gray LLP

111 South Wacker Drive

Chicago, IL 60606

Re:	Biomet, Inc.

Dear Mssrs. Urgenson and Goel:

Biomet, Inc. (“Biomet”), by its undersigned attorneys, pursuant to authority granted by Biomet’s Board of Directors, and the United States Department of Justice, Criminal Division, Fraud Section (the “Department”) enter into this deferred prosecution agreement (the “Agreement”). The terms and conditions of this Agreement are as follows:

1. Criminal Information and Acceptance of Responsibility: Biomet agrees to waive venue and acknowledges and agrees that the United States will file the attached five-count criminal Information in the United States District Court for the District of Columbia. The Information charges Biomet, Inc. with conspiracy to commit an offense against the United States, in violation of 18 U.S.C. § 371, that is, to violate the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. § 78dd-l (Count One); three counts of violating the FCPA, 15 U.S.C. § 78dd-l and 18 U.S.C. § 2 (Counts Two through Four); and one count of violating the books and records provisions of the FCPA, 15 U.S.C. § 78m (Count Five).

a. In so doing, Biomet knowingly waives its right to indictment on these charges, as well as all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, 18 U.S.C. § 3161, and Federal Rule of Criminal Procedure 48(b). In addition, Biomet consents to the filing of the Information and the Agreement in the United States District Court for the District of Columbia.

b. Biomet admits, accepts, and acknowledges that it is responsible for the acts of its officers, employees and agents, and wholly-owned subsidiaries, as set forth in the Statement of Facts attached hereto as Attachment A, and incorporated by reference into this Agreement, and that the allegations described in the Information and the facts described in Attachment A are true and accurate. Should the Department initiate the prosecution that is deferred by this Agreement, Biomet agrees that neither it nor any Biomet subsidiary or affiliate will contest the admissibility of, or contradict, the Statement of Facts in any such proceeding, including any guilty plea or sentencing proceeding.

2. Term of the Agreement: This Agreement is effective for a period beginning on the date on which the Information is filed in the United States District Court for the District of Columbia and ending three (3) years from that date (the “Term”). However, Biomet agrees that, in the event that the Department determines, in its sole discretion, that Biomet has knowingly violated any provision of this Agreement, an extension or extensions of the term of the Agreement may be imposed by the Department, in its sole discretion, for up to a total additional time period of one year, without prejudice to the Department’s right to proceed as provided in Paragraph 14 below. Any extension of the Agreement extends all terms of this Agreement, including the obligations of corporate compliance monitorship and reporting described in Paragraphs 7-12 below, for an equivalent period. Conversely, in the event the Department finds, in its sole discretion, that there exists a change in circumstances sufficient to eliminate the need for reporting and the other provisions of this Agreement have been satisfied, the Term of the Agreement may be terminated early.

3. Relevant Considerations: The Department enters into this Agreement based on the individual facts and circumstances presented by this case and Biomet. Among the facts considered were the following:

a. Biomet investigated and disclosed to the Department and the United States Securities and Exchange Commission (the “SEC”) the misconduct described in the Information and Statement of Facts, a portion of which was voluntarily disclosed;

b. Biomet reported its findings to the Department and the SEC;

c. Biomet cooperated fully with the Department’s investigation of this matter, as well as the SEC’s investigation;

d. Biomet undertook remedial measures, including the implementation of an enhanced compliance program and agreed to undertake further remedial measures as contemplated by this Agreement;

e. Biomet agreed to continue to cooperate with the Department in any investigation of the conduct of Biomet and its directors, officers, employees, agents, consultants, subsidiaries, contractors, and subcontractors relating to violations of the FCPA;

f. Biomet has cooperated and agreed to continue to cooperate with the SEC and, at the direction of the Department, foreign authorities investigating the conduct of Biomet and its directors, officers, employees, agents, consultants, subsidiaries, contractors, and subcontractors relating to corrupt payments;

g. Biomet has cooperated and agreed to continue to cooperate with the Department in the Department’s investigations of other companies and individuals in connection with business practices overseas in various markets; and

h. Were the Department to initiate a prosecution of Biomet and obtain a conviction, instead of entering into this Agreement to defer prosecution, Biomet would potentially be subject to exclusion from participation in federal health care programs pursuant to 42 U.S.C. § 1320a-7(a).

4. Cooperation: During the term of this Agreement, Biomet shall continue to cooperate fully with the Department in any and all matters relating to corrupt payments, related false books and records, and inadequate internal controls. At the request of the Department, Biomet shall also cooperate fully with such other domestic or foreign law enforcement authorities and agencies, as well as the international financial institutions (“IFIs”), in any investigation of Biomet or any of its present and former directors, officers, employees, agents, consultants, contractors, and subcontractors, or any other party, in any and all matters relating to corrupt payments, related false books and records, and inadequate internal controls, in such manner as the parties may agree. Biomet agrees that its cooperation shall include, but not be limited to, the following:

a. Biomet shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to its activities and those of its present and former subsidiaries and affiliates, and the directors, officers, employees, agents, subsidiaries, consultants, contractors, and subcontractors thereof, concerning all matters relating to corrupt payments, related false books and records, and inadequate internal controls about which Biomet has any knowledge or about which the Department may inquire. This obligation of truthful disclosure includes the obligation of Biomet to provide to the Department, upon request, any non-privileged document, record, or other tangible evidence relating to such corrupt payments, false books and records, and inadequate internal controls about which the Department may inquire of Biomet.

b. Upon request of the Department, with respect to any issue relevant to its investigation of corrupt payments, related false books and records, and inadequate internal controls in connection with the operations of Biomet, Biomet shall designate knowledgeable employees, agents, or attorneys to provide the Department with the information and materials described in Paragraph 4(a) above, on behalf of Biomet. It is further understood that Biomet must at all times provide complete, truthful, and accurate information.

c. With respect to any issue relevant to the Department’s investigation of corrupt payments, related false books and records, and inadequate internal controls in connection with the operations of Biomet or any of its present or former subsidiaries or affiliates, Biomet shall use its best efforts to make available for interviews or testimony, as requested by the Department, present or former directors, officers, employees, agents, and consultants of Biomet as well as directors, officers, employees, agents, and consultants of contractors and subcontractors. This includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with federal law enforcement authorities. Cooperation under this Paragraph will include identification of witnesses who, to the knowledge of Biomet, may have material information regarding the matters under investigation.

d. With respect to any information, testimony, documents, records, or other tangible evidence provided to the Department pursuant to this Agreement, Biomet consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities, including United States authorities and those of a foreign government, and the IFIs, of such materials as the Department, in its sole discretion, shall deem appropriate.

5. Payment of Monetary Penalty: The Department and Biomet agree that application of the United States Sentencing Guidelines (“USSG” or “Sentencing Guidelines”) to determine the applicable fine range yields the following analysis:

a. Base Offense. Based upon USSG 2C1.1, the total offense level is 29, calculated as follows:

2C1.1(a)(2)	Base Offense Level	12
2C1.1(b)(l)	More than one bribe	+2
2C1.1(b)(2)	Value of benefit received between $2.5-7 million	+18
8C4.1	Substantial assistance in the prosecution of others	-1

TOTAL OFFENSE LEVEL		31

b. Base Fine. Based upon USSG § 8C2.4(a)(l) and (d), the base fine is $13,500,000 (the fine indicated in the Offense Level Fine Table ($13,500,000) is used where such number is greater than the pecuniary gain to the organization from the offense (approximately $4,400,000)).

c. Culpability Score. Based upon USSG § 8C2.5, the culpability score is 8, calculated as follows:

(a)	Base Culpability Score	5

(b)(1)	Organization had 5,000 or more employees and an individual within high-level personnel of the organization participated in, condoned, or was willfully ignorant of the offense	+5
(g)(2)	The organization fully cooperated in the investigation and clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct;	-2

TOTAL CULPABILITY SCORE		8

d. Calculation of Fine Range.

Base Fine	$13,500,000

Multipliers	1.6 (minimum)/3.2 (maximum)

Fine Range	$21,600,000-43,200,000

Biomet agrees to pay a monetary penalty in the amount of $17,280,000, a 20 percent reduction off the bottom of the fine range. Biomet and the Department agree that this fine is appropriate given Biomet’s extensive internal investigation, the nature and extent of Biomet’s cooperation in this matter, Biomet’s cooperation in the Department’s investigation of other companies pursuant to 8C4.1, and Biomet’s extraordinary remediation. Biomet and the Department agree that Biomet will pay this $17,280,000 monetary penalty within ten days of the execution of this agreement. The $17,280,000 penalty is final and shall not be refunded. Furthermore, nothing in this Agreement shall be deemed an agreement by the Department that the $17,280,000 amount is the maximum penalty that may be imposed in any future prosecution, and the Department is not precluded from arguing that the Court should impose a higher fine, although the Department agrees that under those circumstances, it will recommend to the Court that the amount paid under this Agreement should be offset against any fine the Court imposes as part of a future judgment. Biomet acknowledges that no tax deduction may be sought in connection with the payment of any part of this $17,280,000 penalty.

6. Conditional Release from Criminal Liability: In return for the full and truthful cooperation of Biomet, and its compliance with the terms and conditions of this Agreement, the Department agrees not to use any information related to the conduct described in the attached Statement of Facts against Biomet or any of its wholly-owned or -controlled subsidiaries in any criminal or civil case, except: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. In addition, the Department agrees, except as provided herein, that it will not bring any criminal or civil case against Biomet related to the conduct of present and former directors, officers, employees, agents, consultants, contractors, and subcontractors, as described in the attached Statement of Facts, or relating to information Biomet disclosed to the Department prior to the date on which this Agreement was signed.

a. This Paragraph does not provide any protection against prosecution for any corrupt payments, false books and records, or inadequate internal controls issues, if any, by Biomet in the future.

b. In addition, this Paragraph does not provide any protection against prosecution for any corrupt payments, false books and records, or inadequate internal controls issues in the past which are not described in the attached Statement of Facts or were not disclosed to the Department prior to the date on which this Agreement was signed. In addition, this Paragraph does not provide any protection against criminal prosecution of any present or former director, officer, employee, shareholder, agent, or consultant of Biomet for any violations committed by them.

7. Corporate Compliance Program: Biomet represents that it has implemented and will continue to implement and maintain a compliance and ethics program designed to prevent and detect violations of the FCPA and other applicable anticorruption laws throughout its operations, including those of its affiliates, joint ventures, contractors, and subcontractors, with responsibilities that include interactions with foreign officials or other high-risk activities. Implementation of these policies and procedures shall not be construed in any future enforcement proceeding as providing immunity or amnesty for any crimes not disclosed to the Department as of the date of signing this Agreement for which Biomet would otherwise be responsible.

8. Corporate Monitor: Biomet agrees to engage an independent corporate compliance monitor (“the Monitor”) within ninety (90) calendar days of signing this Agreement. Within thirty (30) calendar days after the signing of this Agreement, and after consultation with the Department, Biomet will recommend to the Department three qualified Monitor candidates. The Monitor shall have, at a minimum, the following qualifications:

a. demonstrated expertise with respect to the FCPA, including experience counseling on FCPA issues;

b. experience designing and/or reviewing corporate compliance policies, procedures, and internal controls, including FCPA-specific policies, procedures, and internal controls;

c. the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

d. sufficient independence from Biomet to ensure effective and impartial performance of the Monitor’s duties as described in this Agreement.

9. The Department retains the right, in its sole discretion, to accept or reject any Monitor candidate proposed by Biomet pursuant to the Agreement. In the event the Department rejects a proposed Monitor, Biomet shall propose another candidate within ten (10) calendar days after receiving notice of the rejection. This process shall continue until a Monitor acceptable to both parties is chosen. The Department may also propose the names of qualified Monitor candidates for consideration. The term of the monitorship, as set forth in Attachment D, shall commence upon the Department’s acceptance of a Monitor candidate proposed by Biomet.

10. The Monitor will be retained by Biomet for a period of not less than eighteen (18) months from the date the Monitor is selected. The term of the monitorship, including the circumstances that may support an extension of the term, as well as the Monitor’s powers, duties, and responsibilities will be as set forth in Attachment D. Biomet may not employ or be affiliated with the Monitor for a period of not less than one year from the date of the termination of the monitorship.

11. At the end of the monitorship, provided all requirements set forth in Paragraph 8 of Attachment D are met, Biomet will report on its compliance to the Department as set forth in Paragraph 12 below for the remainder of the term of this Agreement.

12. Corporate Compliance Reporting: Biomet agrees that, following the monitorship, it will report to the Department periodically, at no less than six-month intervals, for the remainder of this Agreement, regarding remediation and implementation of the enhanced compliance measures set forth by the monitor as described in Paragraph 8 of Attachment D. Biomet shall designate a senior company officer as the person responsible for overseeing Biomet’s corporate compliance reporting obligations. Should Biomet discover credible evidence that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any Biomet entity or person, or any entity or person working directly for Biomet, or that related false books and records have been maintained, Biomet shall promptly report such conduct to the Department. During this period, Biomet shall conduct and prepare at least three follow-up reviews and reports, as described below:

a. Biomet shall undertake follow-up reviews at six-month intervals, each incorporating the Department’s views and comments on Biomet’s prior reviews and reports, to further monitor and assess whether the policies and procedures of Biomet are reasonably designed to detect and prevent violations of the FCPA and other applicable anticorruption laws. Reports shall be transmitted to Deputy Chief (FCPA Unit), Fraud Section, Criminal Division, Department of Justice, 10th and Constitution Ave., N.W., Bond Building, Fourth Floor, Washington, D.C. 20530.

b. The first follow-up review and report shall be completed by no later than 180 calendar days after the approval of the enhanced compliance measures described in Paragraph 8 of Attachment D by the Department. Subsequent follow-up reviews and reports shall be completed by no later than 180 calendar days after the completion of the preceding follow-up review.

c. Biomet may extend the time period for submission of any of the follow-up reports with prior written approval of the Department.

13. Deferred Prosecution: In consideration of: (a) the past and future cooperation of Biomet described in Paragraphs 3 and 4 above; (b) Biomet’s payment of a monetary penalty of $17,280,000; and (c) Biomet’s implementation and maintenance of remedial measures, the Department agrees that any prosecution of Biomet for the conduct set forth in the attached Statement of Facts, and for the conduct that Biomet disclosed to the Department, prior to the signing of this Agreement, be and hereby is deferred for the Term of this Agreement. The Department further agrees that if Biomet fully complies with all of its obligations under this Agreement, the Department will not continue the criminal prosecution against Biomet described in Paragraph 1 and, after the Term, this Agreement shall expire and the Department shall seek move to dismiss, with prejudice, the criminal Information filed against Biomet.

14. Breach of the Agreement: If, during the Term of this Agreement, the Department determines, in its sole discretion, that Biomet has: (a) committed any felony under federal law1 subsequent to the signing of this Agreement; (b) at any time, provided deliberately false, incomplete or misleading information; or (c) otherwise breached the Agreement, Biomet shall thereafter be subject to prosecution for any federal criminal violation of which the Department has knowledge, including the charges in the Information, which may be pursued by the Department in the U.S. District Court for the District of Columbia. Any such prosecutions may be premised on information provided by Biomet. Any such prosecution that is not time-by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Biomet notwithstanding the expiration of the statute of limitations between the signing of this Agreement and the expiration of the Term plus one year. Thus, by signing this Agreement, Biomet agrees that the statute of limitations with respect to any prosecution that is not time-barred on the date of this Agreement shall be tolled for the Term plus one year.

15. In the event that the Department determines that Biomet has breached this Agreement, the Department agrees to provide Biomet with written notice of such breach prior to instituting any prosecution resulting from such breach. Biomet shall, within thirty (30) days of receipt of such notice, have the opportunity to respond to the Department in writing to explain the nature and circumstances of such breach, as well as the actions Biomet has undertaken to address and remediate the situation, which explanation the Department shall consider in determining whether to institute a prosecution.

[1]	The filing or unsealing of a qui tam action shall not, by itself, constitute a breach of this Agreement.

16. In the event that the Department determines that Biomet has breached this Agreement:

a. All statements made by or on behalf of Biomet to the Department or to the Court, including the attached Statement of Facts, and any testimony given by Biomet before a grand jury or any tribunal, at any legislative hearings whether prior or subsequent to this Agreement, or any leads derived from such statements or testimony, shall be admissible in evidence in any and all criminal proceedings brought by the Department against Biomet; and

b. Biomet shall not assert any claim under the United States Constitution, Rule 11 (f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of Biomet prior or subsequent to this Agreement, and any leads derived therefrom, should be suppressed. The decision whether conduct or statements of any current director or employee, or any person acting on behalf of, or at the direction of, Biomet, will be imputed to Biomet for the purpose of determining whether Biomet has violated any provision of this Agreement shall be in the sole discretion of the Department.

17. Biomet acknowledges that the Department has made no representations, assurances, or promises concerning what sentence may be imposed by the Court if Biomet breaches this Agreement and this matter proceeds to judgment. Biomet further acknowledges that any such sentence is solely within the discretion of the Court and that nothing in this Agreement binds or restricts the Court in the exercise of such discretion.

18. Sale or Merger: Biomet agrees that in the event it sells, merges, or transfers all or substantially all of its business operations as they exist as of the date of this Agreement, whether such sale is structured as a stock or asset sale, merger, or transfer, it shall include in any contract for sale, merger, or transfer a provision binding the purchaser, or any successor in interest thereto, to the obligations described in this Agreement.

19. Public Statements by Biomet: Biomet expressly agrees that it shall not, through present or future attorneys, directors, officers, employees, agents, or any other person authorized to speak for Biomet make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by Biomet set forth above or the facts described in the attached Statement of Facts. Any such contradictory statement shall, subject to cure rights of Biomet described below, constitute a breach of this Agreement and Biomet thereafter shall be subject to prosecution as set forth in Paragraphs 14-16 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Statement of Facts will be imputed to Biomet for the purpose of determining whether they have breached this Agreement shall be at the sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Statement of Facts, the Department shall so notify Biomet, and Biomet may avoid a breach of this Agreement by publicly repudiating such statement(s) within five business days after notification. Consistent with the obligations of Biomet as set forth above, Biomet shall be permitted to raise defenses and to assert affirmative claims in civil and regulatory proceedings relating to the matters set forth in the Statement of Facts. This Paragraph does not apply to any statement made by any present or former employee of Biomet in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is then specifically authorized to speak on behalf of Biomet.

20. Biomet agrees that if it or any of its direct or indirect affiliates or subsidiaries issues a press release or holds any press conference in connection with this Agreement, Biomet shall first consult the Department to determine: (a) whether the release or proposed statements at the press conference are true and accurate with respect to matters between the Department and Biomet; and (b) whether the Department has no objection to the release.

21. The Department agrees to bring to the attention of governmental and other authorities the facts and circumstances relating to the nature of the conduct underlying this Agreement, including the nature and quality of Biomet’s cooperation and remediation, if requested by Biomet to do so. By agreeing to provide this information, the Department is not agreeing to advocate on behalf of Biomet, but rather is providing facts to be evaluated independently by the authorities.

22. Limitations on Binding Effect of Agreement: This Agreement is binding on Biomet and the Department but specifically does not bind any other federal agencies, or any state, local, or foreign law enforcement or regulatory agencies, although the Department will bring the cooperation of Biomet and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by Biomet.

23. Complete Agreement: This Agreement sets forth all the terms of the Deferred Prosecution Agreement between Biomet and the Department. No amendments, modifications, or additions to this Agreement shall be valid unless they are in writing and signed by the Department and a duly authorized representative of Biomet.

24. Notice: Any notice to the Department under this Agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, in each case, for the Department, addressed to Deputy Chief-FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, Fourth Floor, 1400 New York Avenue, N.W., Washington, D.C. 20005. Any notice to Biomet under this agreement shall be given by personal delivery, overnight delivery by a recognized delivery service, or registered or certified mail, addressed to Bradley J. Tandy, Senior Vice President, General Counsel, and Secretary, Biomet, Inc., 56 East Bell Drive, P.O. Box 587, Warsaw, IN, 46581-0587. Notice shall be effective upon actual receipt by the Department or Biomet.

AGREED:

FOR BIOMET, INC.:

FOR THE DEPARTMENT OF JUSTICE:

JEFFREY KNOX

Principal Deputy Chief, Fraud Section

OFFICER’S CERTIFICATE

I have read this Agreement and carefully reviewed every part of it with counsel for Biomet, Inc. (“Biomet”). I understand the terms of this Agreement and voluntarily agree, on behalf of Biomet, to each of its terms. Before signing this Agreement, I consulted with outside counsel for Biomet. Counsel fully advised me of the rights of Biomet, of possible defenses, of the Sentencing Guidelines’ provisions, and of the consequences of entering into this Agreement.

I have carefully reviewed this Agreement with the Board of Directors of Biomet. I have advised, and caused outside counsel for Biomet to advise, that Board of Directors fully of the rights of Biomet, of possible defenses and of the consequences of entering into the Agreement.

No promises or inducements have been made other than those contained in this Agreement. Furthermore, no one has threatened or forced me, or to my knowledge any person authorizing this Agreement on behalf of Biomet, in any way to enter into this Agreement. I am also satisfied with the attorney’s representation in this matter. I certify that I am an officer of Biomet and that I have been duly authorized by Biomet to execute this Agreement on behalf of Biomet.

CERTIFICATE OF COUNSEL

I am counsel for Biomet, Inc. (“Biomet”) in the matter covered by this Agreement. In connection with such representation, I have examined relevant Biomet documents and have discussed this Agreement with the Biomet Board of Directors. Based on my review of the foregoing materials and discussions, I am of the opinion that: the representative of Biomet has been duly authorized to enter into this Agreement on behalf of Biomet and that this Agreement has been duly and validly authorized, executed, and delivered on behalf of Biomet and is a valid and binding obligation of Biomet. Further, I have carefully reviewed this Agreement with the Board of Directors and General Counsel of Biomet. I have fully advised them of the rights of Biomet, of possible defenses, of the Sentencing Guidelines’ provisions and of the consequences of entering into this Agreement. To my knowledge, the decision of Biomet to enter into this Agreement is an informed and voluntary one.

ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by this reference as part of the Deferred Prosecution Agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section (the “Department”) and Biomet, Inc. (“Biomet”) and the parties hereby agree and stipulate that the following information is true and accurate. As set forth in Paragraph 1 of the Agreement, Biomet accepts and acknowledges that it is responsible for the acts of its officers, employees, and agents that are set forth below.

Should the Department initiate the prosecution that is deferred by this Agreement, Biomet agrees that it will neither contest the admissibility of, nor contradict, this Statement of Facts in any such proceeding.

The Foreign Corrupt Practices Act

1. The Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, Title 15, United States Code, Sections 78dd-l, et seq., was enacted by Congress for the purpose of, among other things, making it unlawful for certain classes of persons and entities to act corruptly in furtherance of an offer, promise, authorization, or payment of money or anything of value to a foreign government official for the purpose of securing any improper advantage, or of obtaining or retaining business for, or directing business to, any person. The FCPA also requires that any issuer of securities shall make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer.

Relevant Entities and Individuals

2. Defendant Biomet, Inc. (“Biomet”) was incorporated in Indiana with its principal place of business in Warsaw, Indiana and manufactured and sold orthopedic medical devices worldwide. Until September 25,2007, it issued and maintained a class of publicly-traded securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (15 U.S.C. § 781), which traded on the NASDAQ. As such, it was required to file periodic reports with the United States Securities and Exchange Commission under Section 13 of the Securities Exchange Act (15 U.S.C. § 78m). Accordingly, Biomet was an “issuer” within the meaning of the FCPA, 15 U.S.C. § 78dd-l(a). By virtue of its status as an issuer, Biomet was required to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflected the transactions and disposition of assets of Biomet and its subsidiaries, including those described below, which were incorporated into the books, records, and accounts of Biomet.

3. Biomet Argentina SA (“Biomet Argentina”), a wholly-owned subsidiary of Biomet, was an Argentine corporation through which Biomet conducted business in Argentina.

4. Biomet International Corporation (“Biomet International”), a wholly-owned subsidiary of Biomet, was a Delaware corporation through which Biomet sold products into Brazil.

5. “Brazilian Distributor,” a Brazilian company, had exclusive distribution rights for Biomet reconstructive products in Brazil.

6. Biomet China, a wholly-owned subsidiary of Biomet, was a Chinese corporation through which Biomet sold products into China.

7. “Chinese Distributor,” a Chinese company, acted as a distributer of Biomet products in China.

8. Scandimed AB (“Scandimed”), a wholly owned-subsidiary of Biomet, was a Swedish corporation through which Biomet sold products into China and elsewhere.

9. “Director of Internal Audit,” a U.S. citizen, was the Director of Internal Audit of Internal Audit for Biomet, and was based in Warsaw, Indiana.

10. “Latin America Auditor,” a U.S. citizen, was an auditor at Biomet and was based in Warsaw, Indiana.

11. “Vice President,” a U.S. citizen, was a senior vice president for Biomet, and was based in Warsaw, Indiana.

12. “Operations Manager,” a U.S. citizen, was an operations manager for Biomet, and was based in Warsaw, Indiana.

13. “Associate Regional Manager,” a U.S. citizen, was the Associate Regional Manager for Biomet International in Asia/Pacific, and was based in Hong Kong SAR.

14. “President of International Operations,” a U.S. citizen, was the President of International Operations for Biomet and was based in Warsaw, Indiana.

15. “Doctor,” a citizen of the People’s Republic of China, was head of orthopedics at a Chinese public hospital in Shanghai.

Argentina

16. Argentina has a public healthcare system wherein approximately half of hospitals are publicly owned and operated. Health care providers (“HCPs”) who work in the public sector are government employees, providing health care services in their official capacities. Therefore, such HCPs in Argentina are “foreign officials” as that term is defined in the FCPA, 15 U.S.C. § 78dd-l (f)(l )(A).

17. Beginning prior to 2000, publicly-employed Argentine physicians who implanted Biomet products sent invoices to Biomet Argentina, which, on their face, were for professional services or consulting, but doctors were actually being paid a commission to induce the purchase of the product, which ranged from 15-20 percent of Biomet’s sales.

18. Starting in 2000, after the Argentine tax authorities forbade tax-free payments to surgeons, Biomet Argentina recorded the payments made on the invoices falsely as “royalties” or “other sales and marketing.”

19. On or around February 7,2000, a memo was circulated in Biomet’s Miami office, including to Operations Manager, about opening a direct-sales operation in Argentina, in which he included a budget allocation of “13-20% commission to surgeon.”

20. In or around 2001, Biomet purchased a company in Argentina through which it began making direct sales.

21. On or around February 28,2003, Director of Internal Audit circulated an internal audit report on Argentina to Vice President, Operations Manager, and others in Biomet in Indiana, in which he states, “[R]oyalties are paid to surgeons if requested. These are disclosed in the accounting records as commissions.”

22. In or around August 2005, the managing director of Biomet Argentina raised concerns regarding potential payments to customs officials and requested an internal audit.

23. From in or around September 2005 to in or around October 2005, Director of Internal Audit, Latin America Auditor, and others from the Internal Audit, Legal, and Compliance Departments of Biomet conducted an investigation into the allegations of the managing director of Biomet Argentina.

24. On or around January 10, 2006, the managing director of Biomet Argentina sent an email to Latin America Auditor in Indiana that attached a monthly list of payments to doctors that were a percentage of the cost of products purchased by the doctor during the month.

25. On or around February 22,2006, Latin America Auditor circulated an internal report on the audit, which stated, “Other allegations being investigated by Biomet’s legal team include fraudulent product registration certificates, bribery of customs officials, and other charges as reported to legal via electronic media. It was later determined that certificates were fraudulent and bribes were made [sic].”

26. In or around November 2006, Latin America Auditor sent her report on the audit of Biomet Argentina to Vice President, Operations Manager, and others in Indiana, which stated, “The commission expense recorded on the income statement is actually royalties paid to doctors for using Biomet products. This account should be renamed to royalty’s [sic] expense.”

27. On or around February 26,2007, an employee of Biomet Argentina emailed Latin America Auditor information regarding cash disbursements, which stated, “Payment for surgeon commissions: the payments for surgeon commissions will be made on the 20th of each month.”

28. On or around December 7,2007, a sales and marketing manager for Latin America for Biomet sent a report on a visit to Biomet Argentina to Operations Manager, in which he noted as an issue of concern, “Doctors receive a ‘consulting fee’ for every surgery.”

29. On or around February 19, 2008, a sales and marketing manager for Biomet Argentina sent a list of payments made to physicians to the managing director of Biomet Argentina.

30. In or around March 2008, the managing director of Biomet Argentia reported the payments to surgeons to internal compliance personnel.

31. On or around August 7, 2008, Biomet Argentina sent its financial report, which included 15-20% commissions to surgeons, to Operations Manager and others in Indiana

32. In or around August 2008, Biomet distributed new compliance guidelines that emphasized the FCPA and related issues, and the company’s Argentine general manager sought advice from the company’s lawyers, causing Biomet to suspend payments to Argentine doctors.

33. In or around December 2008, Biomet suspended all sales in Argentina.

34. In total, from 2000 to 2008, defendant Biomet, Biomet Argentina SA, and their related subsidiaries and employees, authorized the payment, directly or indirectly, of approximately $436,000 in cash incentives to publicly-employed Argentine HCPs to induce the purchase of Biomet products.

Brazil

35. Brazil has a socialized public healthcare system that provides universal health care to all Brazilian citizens, and the majority of hospitals are publicly-controlled. HCPs who work in the public sector are government employees, providing health care services in their official capacities. Therefore, such HCPs in Brazil are “foreign officials” as that term is defined in the FCPA, 15 U.S.C. § 78dd-l(f)(l)(A).

36. On or around August 15, 2001, Brazilian Distributor emailed Vice President in Indiana, copying Director of Internal Audit and others, noting that Brazilian Distributor was paying “commission [sic] to doctors”

37. On or around February 20,2002, Director of Internal Audit sent a memo to Vice President and Operations Manager regarding a limited audit performed of the books and records of Brazilian Distributor, in which he stated, “[Brazilian Distributor] makes payments to surgeons that may be considered as a kickback. These payments are made in cash that allows the surgeon to receive income tax free .... The accounting entry is to increase a prepaid expense account. In the consolidated financials sent to Biomet, these payments were reclassified to expense in the income statement.”

38. On or around August 21,2003, Brazilian Distributor emailed Vice President in Indiana, copying Operations Manager, Director of Internal Audit, and others, stating “Prepaid now was fully reclassified to expenses accounts, commissions to doctors continue to be the major item....”

39. On or around February 19,2004, Biomet Argentina forwarded the 2003 financial statements of Brazilian Distributor, which included the 20% commissions to doctors as “commissions,” to Operations Manager in Indiana.

40. On or around February 20,2004, Operations Manager forwarded the financial statements of Brazilian Distributor to Vice President.

41. In or around April 2008, Biomet sent accountants and outside counsel to Brazil to conduct due diligence, during which Brazilian Distributor admitted that they paid doctors for buying Biomet products and described the payments as “scientific incentives.”

42. In or around May 2008, Biomet terminated its relationship the Brazilian Distributor.

43. In total, from 2001 to 2008, defendant Biomet, Biomet International, and their related subsidiaries and employees, authorized the payment, directly or indirectly, of more than $1.1 million, some or all of which was used to pay cash incentives to publicly-employed Brazilian HCPs to induce the purchase of Biomet products.

China

44. China has a national healthcare system wherein most Chinese hospitals are publicly owned and operated. HCPs who work at publicly-owned hospitals are government employees, providing health care services in their official capacities. Therefore, such HCPs in China are “foreign officials” as that term is defined in the FCPA, 15 U.S.C. § 78dd-l(f)(l)(A).

45. On or around February 1, 2001, China Distributor sent an email to a Associate Regional Manager, stating that the distributor was paying a 10-15% “rebate” to surgeons on the sale of Biomet artificial hips.

46. On or around February 2,2001, Associate Regional Manager sent an email to Biomet in the United Kingdom, noting that Scandimed “offer[s] higher-than-average ‘commission’ to surgeons....”

47. On or around February 6, 2001, a Scandimed employee emailed President of International Operations in Indiana and Biomet employees in the United Kingdom, stating, “Re. ‘commission’ to surgeons, Scandimed has no control over this ... as we understand it, giving commission [sic] or gifts of various kinds to surgeons is common in China.”

48. On or around February 6, 2001, President of international Operations responded to the Scandimed email, copying Operations Manager, stating, “[T]he only problem with a company paying high commissions in a tight market is that the prices must be low enough to the dist[ributor] to allow for these high commissions....”

49. On or around April 10, 2001, Chinese Distributor sent an email to President of International Operations, copying Associate Regional Manager, discussing a doctor who was trying to stop commissions being paid to physicians by medical device companies.

50. On or around May 18,2001, Chinese Distributor sent an email copying Associate Regional Manager, stating “[Doctor] will become the most loyal customer of Biomet if we send him to Switzerland.”

51. On or around May 21, 2001, Chinese Distributor sent an email to Associate Regional Manager, copying Vice President, President of international Operations, and Operations Manager, stating “[Doctor] is the department head of [public hospital]. [Doctor] uses about 10 hips and knees a month and it’s on an uptrend, as he told us over dinner a week ago .... Many key surgeons in Shanghai are buddies of his. A kind word on Biomet from him goes a long way for us. Dinner has been set for the evening of the 24th. It will be nice. But dinner aside, I’ve got to send him to Switzerland to visit his daughter.”

52. On or around January 29,2002, Associate Regional Manager prepared a summary of distribution in China, noting, “Chinese surgeons typically receive a commission on sales, which can range from 5% to 25%. Distributors are expected to hold banquets for surgeons, and to sponsor meetings.”

53. In or around March 2002, in connection with a field visit to review operations in China, Biomet employees, including Associate Regional Manager, Vice President, and President of International Operations, discussed “commissions” paid to doctors of up to 20 percent for sales and “consulting fees” paid to doctors for conducting clinical trials; the discussion also included a proposal for a two week visit for Chinese doctors to the United Kingdom, with the second week being a “holiday” paid for by Chinese Distributor.

54. On or around April 21, 2002, Chinese Distributor sent an email to Associate Regional Manager discussing payments to surgeons, stating, “When we say ‘Surgeon Rebate included’, it means the invoice price includes a predetermined percentage for the surgeon. For example, a vendor invoices the hospital for a set of plate & screws at RMB 3,000.00. The vendor will have to deliver RMB 750.00 (25% in this case) in cash to the surgeon upon completion of surgery [sic].”

55. On or around March 14, 2005, Director of Internal Audit instructed an auditor to classify improper payments being made to doctors in connection with certain clinical trials as “entertainment.”

56. On or around December 28, 2005, an employee of Biomet China emailed Associate Regional Manager, noting that doctors conducting certain clinical trials are paid a 10¬15% “consulting fee.”

57. In or around late 2006, Biomet ended its relationship with the Chinese Distributor.

58. From on or around October 6 through on or around October 13,2007, Biomet China sponsored the travel of 20 surgeons to Barcelona and Valencia for training, including a substantial portion of the trip being devoted to sightseeing and other entertainment at Biomet’s expense.

59. On or around October 11,2007, the product manager for Biomet China sent an email to Associate Regional Manager, discussing ways to evade efforts by the Chinese government to halt corruption in health care by requiring all international companies to declare actual cost for import to the government, noting, “Obviously, China government [sic] doesn’t have ability to forbid the corruption from hospitals & surgeons...,” proposing four methods for avoiding the regulation, including falsified invoices.

Books and Records

60. From in or around 2000 to in or around 2008, in the District of the District of Columbia and elsewhere, at the end of each of Biomet’s fiscal years, the books and records of Biomet Argentina, Biomet International, and Biomet China contained false characterizations of bribes paid to publicly employed HCPs, as “commissions,” “royalties,” “consulting fees,” “other sales and marketing,” “scientific incentives,” and “consulting fees,” and those books and records were incorporated into the books and records of Biomet for purposes of preparing Biomet’s year-end financial statements, which were filed with the Securities and Exchange Commission in Washington, D.C.

ATTACHMENT B

CERTIFICATE OF CORPORATE RESOLUTION

WHEREAS, BIOMET, INC. (“Biomet” or, the “Company”) has been engaged in discussions with the United States Department of Justice, Criminal Division, Fraud Section (the “Department”) in connection with issues arising in relation to certain corrupt payments to foreign officials to obtain and retain business for the Biomet; and

WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Department; and

WHEREAS the Company’s General Counsel, together with outside counsel for the Company, have advised the Board of Directors of the Company’s rights, possible defenses, the Sentencing Guidelines’ provisions, and the consequences of entering into such agreement with the Department;

Therefore, this Board hereby RESOLVES that:

1. The Company (a) consents to the filing in the United States District Court for the District of Columbia of an Information charging Biomet, Inc. with conspiracy to commit an offense against the United States, namely, to violate the Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78dd-l), in violation of 18 U.S.C. § 371; and the payment of bribes, in violation of 15 U.S.C. § 78dd-l and 18 U.S.C. § 2 (Count Two); (b) waives indictment on such charges and enters into a Deferred Prosecution Agreement with the Department; and (c) agrees to accept a monetary penalty against Biomet of $17,280,000, and to pay $17,280,000 to the United States Treasury with respect to the conduct described in the Information and the Statement of Facts.

2. The General Counsel, or his delegate, is hereby authorized, empowered, and directed, on behalf of the Company, to execute the Deferred Prosecution Agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the General Counsel, or his delegate, may approve;

3. The General Counsel, or his delegate, is hereby authorized, empowered, and directed to take any and all actions as may be necessary or appropriate, and to approve the forms, terms, or provisions of any agreement or other documents as may be necessary or appropriate to carry out and effectuate the purpose and intent of the foregoing resolutions; and

4. All of the actions of the General Counsel, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved, and adopted as actions on behalf of the Company.

ATTACHMENT C

CORPORATE COMPLIANCE PROGRAM

In order to address deficiencies in its internal controls, policies, and procedures regarding compliance with the Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§ 78dd-l, et seq., and other applicable anti-corruption laws, Biomet, Inc. and its subsidiaries (collectively, “Biomet”) agree to continue to conduct, in a manner consistent with all of its obligations under this Agreement, appropriate reviews of its existing internal controls, policies, and procedures.

Where necessary and appropriate, Biomet agrees to adopt new or to modify existing internal controls, policies, and procedures in order to ensure that it maintains: (a) a system of internal accounting controls designed to ensure that Biomet makes and keeps fair and accurate books, records, and accounts; and (b) a rigorous anti-corruption compliance code, standards, and procedures designed to detect and deter violations of the FCPA and other applicable anti-corruption laws. At a minimum, this should include, but not be limited to, the following elements to the extent they are not already part of the company’s existing internal controls, policies, and procedures:

1. Biomet will develop and promulgate a clearly articulated and visible corporate policy against violations of the FCPA, including its anti-bribery, books and records, and internal controls provisions, and other applicable counterparts (collectively, the “anti-corruption laws,”), including strong, explicit, and visible support and commitment from senior management to the program.

2. Biomet will develop and promulgate compliance standards and procedures designed to reduce the prospect of violations of the anti-corruption laws and Biomet’s compliance code and will take appropriate measures to encourage and support the observance of ethics and compliance standards and procedures against foreign bribery at all levels of the company. These standards and procedures shall apply to all directors, officers, and employees and, where necessary and appropriate, outside parties acting on behalf of Biomet in a foreign jurisdiction, including but not limited to, agents and intermediaries, consultants, representatives, distributors, teaming partners, contractors and suppliers, consortia, and joint venture partners (collectively, “agents and business partners”), and shall notify all employees that compliance with the standards and procedures is the duty of individuals at all levels of the company. Such standards and procedures shall include policies governing:

a.	Gifts;

b.	Hospitality, entertainment, and expenses;

c.	Customer travel;

d.	Political contributions;

e.	Charitable donations and sponsorships;

f.	Facilitation payments; and

g.	Solicitation and extortion.

3. Biomet will develop these compliance standards and procedures, including internal controls, ethics, and compliance programs on the basis of a risk assessment addressing the individual circumstances of the company, in particular the foreign bribery risks facing the company, including, but not limited to, its geographical organization, interaction with governments, and industrial sector of operation.

4. Biomet shall review its compliance standards and procedures, including internal controls, ethics, and compliance programs, no less than annually, and updated as appropriate, taking into account relevant developments in the field and evolving international and industry standards, and update and adapt as necessary to ensure the continued effectiveness of the company’s internal controls, ethics, and compliance programs.

5. Biomet will assign responsibility to one or more senior corporate executives of Biomet for the implementation and oversight of compliance with policies, standards, and procedures regarding the anti-corruption laws. Such corporate official(s) shall have direct reporting obligations to independent monitoring bodies, including internal audit, Biomet’s Board of Directors, or any appropriate committee of the Board of Directors, and shall have an adequate level of autonomy from management as well as sufficient resources and authority to maintain such autonomy.

6. Biomet will ensure that it has a system of financial and accounting procedures, including a system of internal controls, reasonably designed to ensure the maintenance of fair and accurate books, records, and accounts to ensure that they cannot be used for the purpose of foreign bribery or concealing such bribery.

7. Biomet will implement mechanisms designed to ensure that the policies, standards, and procedures of Biomet regarding the anti-corruption laws are effectively communicated to all directors, officers, employees, and, where appropriate, agents and business partners. These mechanisms shall include: (a) periodic training for all directors, officers, and employees, and, where necessary and appropriate, agents and business partners; and (b) annual certifications by all such directors, officers, and employees, and, where necessary and appropriate, agents, and business partners, certifying compliance with the training requirements.

8. Biomet will establish an effective system for:

a.	Providing guidance and advice to directors, officers, employees, and, where appropriate, agents and business partners, on complying with Biomet’s compliance policies, standards, and procedures, including when they need advice on an urgent basis on difficult situations in foreign jurisdictions;

b.	Internal and, where possible, confidential reporting by, and protection of, directors, officers, employees, and, where appropriate, agents and business partners, not willing to violate professional standards or ethics under instructions or pressure from hierarchical superiors, as well as for directors, officers, employee, and, where appropriate, agents and business partners, willing to report breaches of the law or professional standards or ethics concerning anti-corruption occurring within the company, suspected criminal conduct, and/or violations of the compliance policies, standards, and procedures regarding the anti-corruption laws for directors, officers, employees, and, where necessary and appropriate, agents and business partners; and

c.	Responding to such requests and undertaking appropriate action in response to such reports.

9. Biomet will institute appropriate disciplinary procedures to address, among other things, violations of the anti-corruption laws and Biomet’s compliance and ethics program by Biomet’s directors, officers, and employees. Biomet shall implement procedures to ensure that where misconduct is discovered, reasonable steps are taken to remedy the harm resulting from such misconduct, and to ensure that appropriate steps are taken to prevent further similar misconduct, including assessing the internal controls, ethics, and compliance program and making modifications necessary to ensure the program is effective.

10. Biomet will institute appropriate due diligence and compliance requirements pertaining to the retention and oversight of all agents and business partners, including:

a.	Properly documented risk-based due diligence pertaining to the hiring and appropriate and regular oversight of agents and business partners;

b.	Informing agents and business partners of Biomet’s commitment to abiding by laws on the prohibitions against foreign bribery, and of Biomet’s ethics and compliance standards and procedures or other measures for preventing and detecting such bribery; and

c.	Seeking a reciprocal commitment from agents and business partners.

11. Where appropriate, Biomet will include standard provisions in agreements, contracts, and renewals thereof with all agents and business partners that are reasonably calculated to prevent violations of the anti-corruption laws, which may, depending upon the circumstances, include: (a) anti-corruption representations and undertakings relating to compliance with the anti-corruption laws; (b) rights to conduct audits of the books and records of the agent or business partner to ensure compliance with the foregoing; and (c) rights to terminate an agent or business partner as a result of any breach of anti-corruption laws, and regulations or representations and undertakings related to such matters.

12. Biomet will conduct periodic review and testing of the compliance code, standards, and procedures designed to evaluate and improve their effectiveness in preventing and detecting violations of anti-corruption laws and Biomet’s compliance and ethics programs, taking into account relevant developments in the field and evolving international and industry standards.

ATTACHMENT D

CORPORATE COMPLIANCE MONITOR

The duties and authority of the Corporate Compliance Monitor (the “Monitor”), and the obligations of Biomet, Inc. (“Biomet”) with respect to the Monitor and the Department, are as described below:

1. Biomet shall retain the Monitor for a period of not less than eighteen (18) months. Subject to certain conditions specified below that would, in the sole discretion of the Department, allow for a reduction or extension of the term (the “Term of the Monitorship”), the Monitor shall be retained until the criteria in Paragraph 8 are satisfied or the Agreement expires, whichever occurs first.

2. The Monitor’s primary responsibility is to assess and monitor Biomet’s compliance with the terms of this Agreement so as to specifically address and reduce the risk of any recurrence of Biomet’s misconduct. During the Term of the Monitorship, the Monitor will evaluate, in the manner set forth in Paragraphs 3 through 10 below, the effectiveness and implementation of the corporate compliance program, internal controls and financial reporting policies and procedures of Biomet as they relate to Biomet’s current and ongoing compliance with the anti-bribery provisions of the FCPA and other anti-corruption laws applicable to Biomet (collectively, the “anti-corruption laws”), and take such reasonable steps as, in his or her view, may be necessary to fulfill the foregoing mandate (the “Mandate”).

3. Biomet shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed about Biomet’s compliance program within the scope of the Mandate in accordance with the principles set forth herein and applicable law, including data protection, blocking statutes, and labor laws and regulations applicable to Biomet. To that end, Biomet shall: provide the Monitor access to Biomet’s documents and resources; not limit such access, except as provided in this Paragraph; and provide guidance on applicable laws (such as relevant data protection, blocking statutes, and labor laws). Biomet shall provide the Monitor with access to all information, documents, records, facilities and/or employees, as requested by the Monitor, that fall within the scope of the Mandate of the Monitor under this Agreement. Any disclosure by Biomet to the Monitor concerning corrupt payments shall not relieve Biomet of any otherwise applicable obligation to truthfully disclose such matters to the Department.

a. The parties agree that no attorney-client relationship shall be formed between Biomet and the Monitor.

b. In the event that Biomet seeks to withhold from the Monitor access to information, documents, records, facilities and/or employees of Biomet that may be subject to a claim of attorney-client privilege or to the attorney work-product doctrine, or where Biomet reasonably believes production would otherwise be inconsistent with applicable law, Biomet shall work cooperatively with the Monitor to resolve the matter to the satisfaction of the If the matter cannot be resolved, at the request of the Monitor, Biomet shall promptly provide written notice to the Monitor and the Department. Such notice shall include a general description of the nature of the information, documents, records, facilities and/or employees that are being withheld, as well as the basis for the claim. To the extent Biomet has provided information to the Department in the course of the investigation leading to this action pursuant to a non-waiver of privilege agreement, Biomet and the Monitor may agree to production of such information to the Monitor pursuant to a similar non-waiver agreement.

4. To carry out the Mandate during the Term of the Monitorship, the Monitor shall conduct an initial review and prepare an initial report, followed by at least one (l) follow-up review and report as described in Paragraph 7 below, and one (1) final report as described in Paragraph 8 below. With respect to the initial report and the follow-up review, after consultation with Biomet and the Department, the Monitor shall prepare a written work plan, which shall be submitted no fewer than sixty (60) calendar days prior to commencing each review to Biomet and the Department for comment, which comment shall be provided no more than thirty (30) calendar days after receipt of the written work plan. The Monitor’s work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of this Agreement is filed with the Court. In developing such understanding, the Monitor is to rely to the extent possible on available information and documents provided by Biomet, and it is not intended that the Monitor will conduct his or her own inquiry into those historical events. In developing each work plan and in carrying out the reviews pursuant to such plans, the Monitor is encouraged to coordinate with Biomet personnel, including auditors and compliance personnel, and, to the extent the Monitor deems appropriate, he or she may rely on Biomet processes, on the results of studies, reviews, audits and analyses conducted by or on behalf of Biomet and on sampling and testing methodologies. Any disputes between Biomet and the Monitor with respect to the work plan shall be decided by the Department in its sole discretion.

5. The initial review shall commence no later than ninety (90) calendar days from the date of the engagement of the Monitor (unless otherwise agreed by Biomet, the Monitor and the Department), and the Monitor shall issue a written report within ninety (90) calendar days of initiating the initial review, setting forth the Monitor’s assessment and making recommendations reasonably designed to improve the effectiveness of Biomet’s program for ensuring compliance with the anti-corruption laws. The Monitor is encouraged to consult with Biomet concerning his or her other findings and recommendations on an ongoing basis, and to consider and reflect Biomet’s comments and input to the extent the Monitor deems appropriate. The Monitor need not in his or her initial or subsequent reports recite or describe comprehensively Biomet’s history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations for improvement or which the

Monitor otherwise concludes merit particular attention. The Monitor shall provide the report to the Board of Directors of Biomet and contemporaneously transmit copies to Deputy Chief FCPA Unit, Fraud Section, Criminal Division, U.S. Department of Justice, 10th and Constitution Ave., N.W., Bond Building, Fourth Floor, Washington, D.C. 20530. After consultation with Biomet, the Monitor may extend the time period for issuance of the report for up to thirty (30) calendar days with prior written approval of the Department.

6. Within ninety (90) calendar days after receiving the Monitor’s report, Biomet shall adopt all recommendations in the report; provided, however, that within thirty (30) calendar days after receiving the report, Biomet shall notify the Monitor and the Department in writing of any recommendations that Biomet considers unduly burdensome, inconsistent with local or other applicable law or regulation, impractical, unduly costly or otherwise inadvisable. With respect to any recommendation that Biomet considers unduly burdensome, inconsistent with local or other applicable law or regulation, impractical, unduly costly or otherwise inadvisable, Biomet need not adopt that recommendation within that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which Biomet and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty (30) calendar days after Biomet serves the written notice. In the event Biomet and the Monitor are unable to agree on an acceptable alternative proposal, Biomet shall promptly consult with the Department. Any disputes between Biomet, on the one hand, and the Monitor, on the other hand, with respect to the recommendations shall be decided by the Department in its sole discretion. The Department may consider the Monitor’s recommendation and Biomet’s reasons for not adopting the recommendation in determining whether Biomet has fully complied with its obligations under this Agreement. Pending such determination, Biomet shall not be required to implement any contested recommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within ninety (90) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Department.

7. The Monitor shall undertake at least one follow-up review to carry out the Mandate. Within one hundred and twenty (120) calendar days of initiating the follow-up review, the Monitor shall: (a) complete the review; (b) certify whether the compliance program of Biomet, including its policies and procedures, is reasonably designed and implemented to detect and prevent violations within Biomet of the anti-corruption laws and is functioning effectively; and (c) report on the Monitor’s findings in the same fashion as set forth in Paragraph 5 with respect to the initial review. The first follow-up review shall commence one year after the initial review commenced. If, reasonably promptly after completing the follow-up review, the Monitor and the Department mutually agree that Biomet has not by that time successfully satisfied its obligations under the Agreement with respect to the Monitor’s Mandate, the Term of the Monitorship shall be extended for one additional year, and the Monitor shall undertake a second follow-up review in accordance with the procedures for such follow-up reviews set out in the Agreement. If, after completing a second follow-up review, the Monitor and the Department again mutually agree that the Biomet has not successfully satisfied its obligations under the

Agreement with respect to the Monitor’s Mandate, the Term of the Monitorship shall be extended until expiration of the Agreement, and the Monitor shall undertake a third follow-up review in accordance with the procedures for such follow-up reviews set out in the Agreement. Additional follow-up reviews, should any be required, shall commence one year after the first follow-up review commenced. After consultation with Biomet, the Monitor may extend the time period for these follow-up reviews for up to sixty (60) calendar days with prior written approval of the Department.

8. If, reasonably promptly after completing a follow-up review, the Monitor, the Department, and the Biomet mutually agree that Biomet’s compliance program is reasonably designed and implemented to detect and prevent violations of the anti-corruption laws and is functioning effectively, the Monitor and the Biomet shall submit to the Department a written report within sixty (60) calendar days of the submission of the follow up review setting forth a complete description of its remediation efforts to date, its proposals reasonably designed to improve the internal controls, policies, and procedures of Biomet for ensuring compliance with the FCPA and other applicable anticorruption laws, and the proposed scope for the Biomet’s self-reporting. This report shall include a schedule of enhanced compliance obligations already undertaken by the Biomet for the Department’s approval, and the Biomet’s self-reporting shall include measures taken to implement the enhanced compliance obligations. The Biomet may extend the time period for issuance of the report with prior written approval of the Department. At such time as the Department approves the schedule of enhanced compliance obligations, the Monitorship shall be terminated and the Biomet will self-report to the Department on its enhanced compliance obligations for the remainder of the term of the Agreement, as described in Paragraph 12 of the Agreement.

9. In undertaking the assessments and reviews described in Paragraphs 4 through 8 of this Agreement, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including Biomet’s current anti-corruption policies and procedures; (b) on-site observation of selected systems and procedures of Biomet at sample sites, including internal controls and record-keeping and internal audit procedures; (c) meetings with, and interviews of, relevant employees, officers, directors and other persons at mutually convenient times and places; and (d) analyses, studies and testing of Biomet’s compliance program with respect to the anticorruption laws.

10. Should the Monitor, during the course of his or her engagement, discover that questionable or corrupt payments or questionable or corrupt transfers of property or interests may have been offered, promised, paid or authorized by any entity or person within Biomet, or any entity or person working directly or indirectly for Biomet, either (a) after the date on which this Agreement is accepted by the Court or (b) that have not been adequately dealt with by Biomet (collectively, “improper activities”), the Monitor shall promptly report such improper activities to Biomet’s General Counsel for further action. If the Monitor believes that any improper activity or activities may constitute a significant violation of law, the Monitor shall also report such improper activity to the Department. The Monitor shall disclose improper activities in his or her discretion directly to the Department, and not to the General Counsel, only if the Monitor believes that disclosure to Biomet’s General Counsel would be inappropriate under the circumstances, and in such case should disclose the improper activities to Biomet’s General Counsel as promptly and completely as the Monitor deems appropriate under the circumstances. The Monitor shall address in his or her reports the appropriateness of Biomet’s response to all improper activities, whether previously disclosed to the Department or not. Further, in the event that Biomet, or any entity or person working directly or indirectly within Biomet, refuses to provide information necessary for the performance of the Monitor’s responsibilities, if the Monitor believes that such refusal is without just cause, the Monitor shall disclose that fact to the Department. Biomet shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason. The Monitor may report any criminal or regulatory violations by Biomet or any other entity discovered in the course of performing his or her duties in the same manner as described above.

11. At least annually, and more frequently if appropriate, representatives from Biomet and the Department will meet together to discuss the monitorship and any suggestions, comments or improvements Biomet may wish to discuss with or propose to the Department.